XPEL Announces Change to Board of Directors

San Antonio, TX – June 28, 2023 – XPEL, Inc. (Nasdaq: XPEL) (the "Company"), a global provider of protective films and coatings, today announced that Mark Adams retired from the Company’s Board of Directors (the “Board”), effective June 27, 2023.

Ryan Pape, Chairman of the Board and Chief Executive Officer of XPEL, stated, “We thank Mark for his many years of service on the Board and his role of Lead Independent Director. Mark has made many meaningful contributions to the Company over these years. We wish him all the best as he steps away from the Board.”

Mark Adams stated, “I am very proud to have served as the Board’s Lead Independent Director, and to have played a small part in the extraordinary success story of XPEL these last 13 years. Serving on this Board has been my distinct honor and privilege, and a highlight of my business career.”

The Company is currently working to expand the Board from five to seven members and will replace Mr. Adams from the candidates identified through that on-going process.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the Company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, performance and acceptance of the Company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. The factors are discussed in detail in our most recent Form 10-K (including under Item 1A: Risk Factors) filed with the SEC. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

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